EXHBIT 10.6

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), is made and entered into as of the 2nd day of February, 2015, by and between JV Holdings, LLC, a limited liability company, 2068 Royal Fern Ct. #22B, Reston, VA 20191 (“JVH”) and Eventure Interactive Inc., 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626 (hereinafter referred to as “Eventure” or the “Company”) JVH and Eventure are hereinafter referred to individually as “Party” and collectively as “Parties.”

RECITALS

A.	JVH is in the business of providing services for investor information and investor relations;

B.	Eventure has had discussions and negotiations with JVH for JVH to render to Eventure the investor information and investor relations services identified below; and

C.	The Parties wish to reduce to writing the terms and conditions under which JVH will provide such information and services to Eventure.

AGREEMENT

For and in consideration of the mutual promises and covenants contained in this Agreement and for other good and valid consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Term of Agreement

Except as otherwise provided in Section 18 hereof, the term of this Agreement shall commence on February, 2nd, 2015 and shall end on February, 2nd, 2016. Thereafter, this Agreement will automatically be renewed for one or more additional one year terms, unless terminated by either party for any reason by providing the other Party with written notice of intention not to renew, not less than thirty days prior to the end of such existing term. In the event that this Agreement is renewed for one or more additional one-year terms, the Parties shall re-negotiate the terms of the cash fee and stock fee to be paid to JVH in connection with each new term prior to the commencement date of each new term.

2.	Services to be Rendered by JVH to Eventure

(a)	During the term of this Agreement, JVH shall provide Eventure, on a best efforts basis, investor relations services (the “Services”), which Services shall include, but not be limited to, the following:

(i)	managing all aspects of Eventure’s investor relations requirements including those involving the Company’s officers, director, employees, consultants, contractors, bankers, attorneys and shareholders;

(ii)	assisting Eventure management with road shows, press releases, Company website content and marketing matters;

(iii)	participating in retail and institutional investor conferences; and

(iv)	helping Eventure to develop a reliable and robust social media presence.

(b)	JVH shall devote a minimum of 60 hours per month to the performance of the Services and will have discretion as to the times at which the Services are provided. Notwithstanding the foregoing, JVH shall attempt to make itself available as and when reasonably requested by Eventure.

3.	Compensation

(a)	Eventure shall pay JVH a cash fee of Six Thousand Dollars ($6,000) per month, for a period of not less than twelve (12) months (the “Monthly Cash Fee”), and to be paid in full, in advance, on or before February 2nd, 2015.

(b)	Eventure shall issue and deliver to JVH three hundred fifty thousand (350,000) restricted shares of Eventure’s Common Stock, as soon as practicable, following the execution of this Agreement. The full Stock Fee shall be issuable on or before February, 2nd, 2015. The stock issuance to JVH is hereinafter referred to both singly and collectively as the “Stock Fees”.

(c)	Eventure will reimburse JVH for all expenses incurred by JVH in the performance of the Services subject to the requirement that any and all expenses in an amount greater than one hundred dollars ($100) will require advance written approval by Eventure. At the discretion of Eventure, certain expenses constituting travel and entertainment will be paid by the Company in advance; and requirement by Eventure for JV Holdings, LLC to travel for road shows, conferences, meetings, or company needs as determined by Company shall be paid in advance by Eventure Interactive, LLC.

(d)	Except for the consideration set forth in this Agreement, Eventure shall have no other obligation for payment to JVH for delivery of the Services identified in this Agreement.

4.	Disclosure of Information

Eventure will furnish to JVH information and documents relating to Eventure as reasonably requested by JVH for JVH to perform the Services. In performing the Services, JVH shall use only such information and documents which have been obtained from Eventure’s SEC filings and/or press releases, which have been provided by Eventure to JVH or which Eventure has approved in writing in advance for use by JVH. JVH shall not make any representations on behalf of Eventure without the prior written consent and approval of Eventure. Nothing contained in this Agreement shall grant JVH any right, title, or interest in Eventure’s trademarks, patents, copyrights, trade secrets or other intellectual property.

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JVH shall not disclose to any third party any material non-public information or documents received from Eventure (“Confidential Information”) without the prior written consent of Eventure other than: (i) to the agents or representatives of JVH that have a need to know in connection with the Services, provided such agents or representatives have a similar obligation to maintain the confidentiality of Confidential Information; (ii) as may be required by applicable law; provided, however, JVH shall provide prompt prior written notice thereof to Eventure to enable Eventure to seek a protective order or otherwise prevent such disclosure; or (iii) such Confidential Information has become publicly known through no action of JVH or its agents or representatives.

5.	Representations and Warranties of JVH

In order to induce Eventure to enter into this Agreement, JVH hereby makes the following unconditional representations and warranties:

JVH has the requisite corporate power and authority to enter into this Agreement and perform the Services. This Agreement is enforceable against JVH in accordance with its terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

6.	Representations and Warranties of Eventure

In order to induce JVH to enter into this Agreement, Eventure hereby makes the following unconditional representations and warranties:

Eventure is not subject to any restriction imposed by the SEC or by operation of the Securities Act of 1933, as amended (“1933 Act”), the Exchange Act of 1934, as amended (“1934 Act”) or any of the rules and regulations promulgated under the 1933 Act or the 1934 Act which prohibit its execution of this Agreement or the performance of its obligations to JVH set forth in this Agreement. This Agreement is enforceable against Eventure in accordance with its terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. All payments are required to be made on time and in accordance with the payment terms and conditions set forth in this Agreement.

7.	Indemnification of JVH by Eventure

Eventure acknowledges that JVH will rely on information provided by Eventure in connection with the provision of the Services and represents that such information provided by Eventure will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and agrees to hold harmless and indemnify JVH for claims against JVH as a result of any breach of such representation, including, but not limited to, reasonable attorney’s fees and other costs arising out of any such claims; provided, however, that Eventure shall not be liable in any such case for losses, claims, damages, liabilities or expenses that arise from the gross negligence or willful misconduct of JVH or its agents or representatives.

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8.	Indemnification of Eventure by JVH

JVH and its principals shall indemnify and hold harmless Eventure and its agents and representatives from and against any and all losses, claims, damages, liabilities or expenses, including, but not limited to, reasonable attorney’s fees and other costs related thereto, arising out of JVH’s grossly negligent performance of the Services or JVH’s intentional breach of its representations, warranties or material provisions in the Agreement.

9.	Applicable Law

It is the intention of the Parties that this Agreement and the performance of this Agreement and all lawsuits and special proceedings arising therefrom be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

10.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination of this Agreement, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator and shall attempt to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 10.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) sitting within 20 miles of Costa Mesa, California, for resolution by a single arbitrator acceptable to both parties. If the parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the California Code of Civil Procedure and the California Code of Evidence. The award of such arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

11.	Non-Circumvention

The Parties agree that Confidential Information shall not be used for the enrichment, directly or indirectly, of JVH or its agents or representatives, without the express written consent of Eventure. In addition, JVH agrees that, following receipt of Confidential Information from Eventure, including, but not limited to, its relationships and business contacts, JVH shall not contract or attempt to sell to, transact business with or purchase from the persons or entities represented by Eventure’s relationships or business contacts without the prior written permission from Eventure unless: (i) a business relationship between JVH and Eventure’s relationship predated this Agreement; and (ii) JVH can substantiate the same to the reasonable satisfaction of Eventure.

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12.	No Assignment or Delegation Without Prior Approval

No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person without the prior written consent of the Parties, except by operation of law or as otherwise set forth in this Agreement.

13.	Survival of Agreement

The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

14.	Independent Contractor

JVH agrees to perform the Services as an independent contractor. Nothing contained in this Agreement shall be construed to create an employer-employee relationship between the Parties. JVH shall have no authority to enter into any agreement on behalf of Eventure or to bind Eventure in any manner whatsoever, unless Eventure authorizes JVH to do so in writing in advance of any such agreement being signed by JVH.

15.	No Amendment Except in Writing

Neither the Agreement nor any of its provisions may be altered or amended, except in a dated writing signed by the Parties.

16.	Waiver of Breach

No waiver of any breach of any provision of this Agreement shall be deemed to constitute a continuing waiver or a waiver of any other provision of this Agreement.

17.	Severability of the Agreement

Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

18.	Termination of the Agreement

This Agreement may be terminated by the Company by providing JH a Notice of Termination not less than thirty (30) days prior to the effective date of the termination of this Agreement (“Effective Date of Termination). In the event of termination of this Agreement, JVH shall be entitled to retain the Monthly Cash Fee and Stock Fees it has received prior to the Effective Date of Termination.

19.	Counterparts and Facsimile Signature

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party to this Agreement shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

20.	No Construction Against the Party Drafting This Agreement.

The Agreement shall be construed without regard to any presumption or other requiring construction against the Party drafting this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

EVENTURE INTERACTIVE, INC.		JV HOLDINGS, LLC

By:	/s/ Gannon Giguiere	By:	/s/ Sanford Diday
Name:	Gannon Giguiere	Name:	Sanford Diday
Title:	CEO, Secretary, President	Title:	President

Date: February 2, 2015		Date: February 2, 2015